AMENDMENT TO PROMISSORY NOTE


     This Amendment to that certain Promissory Note, dated December 20, 1996, in the principal amount of $2,300,000 (the "Note"), given by Tipperary Corporation, as "Maker" therein, to Slough Parks Incorporated, as "Lender" therein, is made this 15th day of December, 1997, by and between said Maker and Lender.

     WHEREAS, the parties wish to extend the maturity date of the Note:

     IT IS THEREFORE agreed that, upon the condition that the Lender obtains the consent of Colorado National Bank, as provided in that certain Subordination Agreement, dated December 20, 1996 (to which the Note is subject as provided in Section 12 thereof), Section 2 of the Note is amended and restated in its entirety to read as follows:

               2. Maturity. The unpaid principal balance of this Note, together with accrued and unpaid interest. Shall be due and payable in full on October 31, 1998.

     All other terms and provisions of the Note shall remain unchanged.


TIPPERARY CORPORATION                   SLOUGH PARKS INCORPORATED


By: /s/ David L. Bradshaw               By: /s/ Marshall D. Lees
    --------------------------------        -----------------------------------
    David L. Bradshaw, President            Marshall D. Lees, President
    and Chief Executive Officer